Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No(s). 333-228926 and 333-229014 on Form S-3 and Registration Statement No(s). 333-237249, 333-229343, 333-223893 and 333-221992 on Form S-8 and of our auditors’ report dated February 26, 2021, relating to the consolidated financial statements of Zomedica Corp. and its subsidiaries (the “Company”) for the years ended December 31, 2020 and 2019 appearing in this Report on Form 10-K dated February 26, 2021.

<MNP LLP>

Chartered Professional Accountants

Licensed Public Accountants

February 26, 2021

Toronto, Canada